As filed with the Securities and Exchange Commission on July 24, 2008

Registration No. 333–

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2726691
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

830 Winter Street

Waltham, MA 02451

(781) 895-0600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Barrows

Vice President, General Counsel and Secretary

ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451

(781) 895-0600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan L. Kravetz, Esq.
Daniel T. Kajunski, Esq.
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	7,812,500	$4.49	$35,078,125	$1,379

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock divided, stock split or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)

In accordance with Rule 457(c), the aggregate offering price of the common stock is estimated solely for the calculating of the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by The NASDAQ Global Market on July 21, 2008, which was $4.49.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated July 24, 2008

PROSPECTUS

ImmunoGen, Inc.

7,812,500 SHARES

COMMON STOCK

This prospectus relates to the resale from time to time of a total of up to 7,812,500 shares of our common stock by the selling shareholder described in the section entitled “Selling Shareholder” beginning on page 13 of this prospectus.

The selling shareholder may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling shareholder, you should refer to the section entitled “Plan of Distribution” beginning on page 14 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholder. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

Our common stock is listed on the Nasdaq Global Market under the symbol “IMGN.”  On July 23, 2008, the last reported sale price of our common stock was $4.81 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described beginning on page 2 of this prospectus under the caption “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2008.

ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference into this prospectus and any applicable prospectus supplement carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” beginning on page 17. You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling shareholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In addition, information from other documents incorporated by reference into this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of our common stock.

Unless the context otherwise requires, “ImmunoGen,” “the Company,” “we,” “us,” “our” and similar names refer to ImmunoGen, Inc. and our subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus.

ImmunoGen, Inc.

We develop novel, targeted therapeutics for the treatment of cancer using our expertise in cancer biology, monoclonal antibodies, and small molecule cytotoxic, or cell-killing, agents. Our Tumor-Activated Prodrug, or TAP, technology uses antibodies to deliver a potent cytotoxic agent specifically to cancer cells, and consists of a tumor-targeting monoclonal antibody with one of our proprietary cell-killing agents attached. The antibody component enables a TAP compound to bind specifically to cancer cells that express a particular target antigen and the cytotoxic agent serves to kill the cancer cell. Our TAP technology is designed to enable the creation of highly effective, well-tolerated anticancer products.

We believe that our TAP technology and our expertise in antibodies will enable us to become a leader in the application of antibodies for the treatment of cancer. We plan to achieve this goal through the development of our own anticancer products and through out-licenses of our TAP technology to other companies. The out-licensing of our TAP technology allows us to expand the number of anticancer therapeutics in which we have a financial interest by enabling the creation of TAP compounds with antibodies proprietary to other companies to which we do not have access for our own development programs.

We and our collaborators currently have anticancer compounds utilizing our TAP and/or antibody technology in preclinical development and clinical testing. Our collaborative partners include: sanofi-aventis, Genentech, Inc., Amgen Inc. (formerly Abgenix, Inc.), Biogen Idec, Inc., Biotest AG and Centocor, Inc. (a wholly owned subsidiary of Johnson & Johnson). Our broadest collaborative relationships are with sanofi-aventis and Genentech.

Our TAP technology

Traditional chemotherapeutic agents typically kill any rapidly-dividing cell, including healthy cells. This can limit the ability of these agents to be dosed to full therapeutic potential, and can result in significant adverse side effects. Monoclonal antibodies, in contrast, can be made that bind specifically to targets that can be found predominantly or exclusively on cancer cells, thereby allowing the antibody to attach to these cancer cells. Many antibodies that bind to cancer cells, however, have been found to have little or no therapeutic effect.

Our TAP technology uses tumor-targeting antibodies to deliver one of our highly potent cell-killing agents specifically to cancer cells. Our TAP technology can be used with antibodies that have anticancer activity of their own to create compounds with enhanced anticancer activity. In addition, our TAP technology can be used with antibodies that lack anticancer activity to achieve an effective therapeutic, since the attached cell-killing agent can kill the cancer cell. Therefore, we believe our TAP technology can be used to create effective, well-tolerated anticancer therapeutics with antibodies that may, as well as with those that may not, have the potential to become commercial products on their own.

Corporate Information

We were organized as a Massachusetts corporation in March 1981. Our principal offices are located at 830 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (781) 895-0600. We maintain a web site at www.immunogen.com, where certain information about us is available. Please note that the information contained on the website is not a part of this document.

Registered Direct Offering

On June 20, 2008, pursuant to a securities purchase agreement, or the Purchase Agreement, between us and Ziff Asset Management, L.P., or Ziff, we issued and sold 7,812,500 shares of our common stock at a purchase price of $3.20 per share to Ziff.

The shares of common stock offered by us in the offering were registered under our existing shelf registration statement on Form S-3 (File No. 333-144488), which was filed with the Securities and Exchange Commission on July 11, 2007 and declared effective by the Securities and Exchange Commission on August 13, 2007.

In addition, on June 20, 2008, we entered into a registration rights agreement, or the Registration Rights Agreement, with Ziff pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the closing of the offering to register the resale of the 7,812,500 shares of our common stock issued in the offering and to have such registration statement declared effective by the Securities and Exchange Commission within 90 days of the closing of the offering. The registration statement containing this prospectus is being filed pursuant to the Registration Rights Agreement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus and incorporated by reference into this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to our Business

We have a history of operating losses and expect to incur significant additional operating losses.

We have generated operating losses since our inception. As of March 31, 2008, we had an accumulated deficit of $277.6 million. For the nine months ended March 31, 2008 and 2007, we generated losses of $20.1 million and $14.4 million, respectively and for the years ended June 30, 2007, 2006, and 2005, we generated losses of $19.0 million, $17.8 million and $11.0 million, respectively. We may never be profitable. We expect to incur substantial additional operating expenses over the next several years as our research, development, preclinical testing, clinical trials and collaborator support activities continue. We intend to continue to invest significantly in our product candidates. Further, we expect to invest significant resources supporting our existing collaborators as they work to develop, test and commercialize TAP and other antibody compounds. We or our collaborators may encounter technological or regulatory difficulties as part of this development and commercialization process that we cannot overcome or remedy. We may also incur substantial marketing and other costs in the future if we decide to establish marketing and sales capabilities to commercialize our product candidates. None of our product candidates has generated any commercial revenue and our only revenues to date have been primarily from upfront and milestone payments, research and development support and clinical materials reimbursement from our collaborative partners.

We do not expect to generate revenues from the commercial sale of our product candidates for several years, and we may never generate revenues from the commercial sale of products. Even if we do successfully develop products that can be marketed and sold commercially, we will need to generate significant revenues from those products to achieve and maintain profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If our TAP technology does not produce safe, effective and commercially viable products, our business will be severely harmed.

Our TAP technology yields novel product candidates for the treatment of cancer. No TAP product candidate has obtained regulatory approval and the most advanced TAP product candidate is in Phase II clinical testing. Our TAP product candidates and/or our collaborators’ TAP product candidates may not prove to be safe, effective or commercially viable treatments for cancer and our TAP technology may not result in any future meaningful benefits to us or for our current or potential collaborative partners. Furthermore, we are aware of only one compound that is a conjugate of an antibody and a cytotoxic small molecule that has obtained approval by the U.S. Food and Drug Administration, or FDA, and is based on technology similar to our TAP technology. If our TAP technology fails to generate product candidates that are safe, effective and commercially viable treatments for cancer, or fails to obtain FDA approval, our business will be severely harmed.

Clinical trials for our and our collaborative partners’ product candidates will be lengthy and expensive and their outcome is uncertain.

Before obtaining regulatory approval for the commercial sale of any product candidates, we and our collaborative partners must demonstrate through clinical testing that our product candidates are safe and effective for use in humans. Conducting clinical trials is a time-consuming, expensive and uncertain process and typically requires years to complete. Our, as well as our collaborative partners’, most advanced product candidate is in Phase II clinical testing. In our industry, the results from preclinical studies and early clinical trials often are not predictive of results obtained in later-stage clinical trials. Some compounds that have shown promising results in preclinical studies or early clinical trials subsequently fail to establish sufficient safety and efficacy data necessary to obtain regulatory approval. At any time during the clinical trials, we, our collaborative partners, or the FDA might delay or halt any clinical trials of our product candidates for various reasons, including:

•      occurrence of unacceptable toxicities or side effects;

•      ineffectiveness of the product candidate;

•      insufficient drug supply;

•      negative or inconclusive results from the clinical trials, or results that necessitate additional studies or clinical trials;

•      delays in obtaining or maintaining required approvals from institutions, review boards or other reviewing entities at clinical sites;

•      delays in patient enrollment;

•      insufficient funding or a reprioritization of financial or other resources; or

•      other reasons that are internal to the businesses of our collaborative partners, which they may not share with us.

Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates or our collaborative partners’ product candidates could severely harm our business.

We and our collaborative partners are subject to extensive government regulations and we and our collaborative partners may not be able to obtain necessary regulatory approvals.

We and our collaborative partners may not receive the regulatory approvals necessary to commercialize our product candidates, which would cause our business to be severely harmed. Pharmaceutical product candidates, including those in development by us and our collaborative partners, are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our potential products or our collaborators’ potential products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the

United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, complex, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate’s safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretation, which may delay, limit or prevent regulatory approval. The approval process may take many years to complete and may involve ongoing requirements for post-marketing studies. In light of the limited regulatory history of monoclonal antibody-based therapeutics, regulatory approvals for our or our collaborative partners’ product candidates may not be obtained without lengthy delays, if at all. Any FDA or other regulatory approvals of our or our collaborative partners’ product candidates, once obtained, may be withdrawn. The effect of government regulation may be to:

•               delay marketing of potential products for a considerable period of time;

•               limit the indicated uses for which potential products may be marketed;

•               impose costly requirements on our activities; and

•               place us at a competitive disadvantage to other pharmaceutical and biotechnology companies.

We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. The foreign regulatory approval process includes similar risks to those associated with the FDA approval process. In addition, we are, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. If we fail to comply with the laws and regulations pertaining to our business, we may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions and civil and criminal penalties.

Our and our collaborative partners’ product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we or our collaborative partners fail to comply with continuing regulations, we could lose these approvals and the sale of our products could be suspended.

Even if we or our collaborative partners receive regulatory approval to market a particular product candidate, the approval could be conditioned on us or our collaborative partners conducting costly post-approval studies or could limit the indicated uses included in product labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us or our collaborative partners to withdraw it from the market or impede or delay our or our collaborative partners’ ability to obtain regulatory approvals in additional countries. In addition, the manufacturer of the product and its facilities will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable regulations. After receiving marketing approval, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping related to the product remain subject to extensive regulatory requirements. We or our collaborative partners may be slow to adapt, or we or our collaborative partners may never adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements.

If we or our collaborative partners fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or if previously unknown problems with our or our partners’ products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•               restrictions on the products, manufacturers or manufacturing processes;

•               warning letters;

•               civil or criminal penalties;

•               fines;

•               injunctions;

•               product seizures or detentions;

•               import bans;

•               voluntary or mandatory product recalls and publicity requirements;

•               suspension or withdrawal of regulatory approvals;

•               total or partial suspension of production; and

•               refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

Any one of these could have a material adverse effect on our business or financial condition.

If our collaborative partners fail to perform their obligations under our agreements with them, or determine not to continue with clinical trials for particular product candidates, our business could be severely impacted.

Our strategy for the development and commercialization of our product candidates depends, in large part, upon the formation and maintenance of collaborative arrangements. Collaborations provide an opportunity for us to:

•      generate cash flow and revenue;

•      offset some of the costs associated with our internal research and development, preclinical testing, clinical trials and manufacturing;

•      seek and obtain regulatory approvals faster than we could on our own;

•      successfully commercialize existing and future product candidates; and

•      secure access to targets which, due to intellectual property restrictions, would otherwise be unavailable to our technology.

If we fail to secure or maintain successful collaborative arrangements, the development and marketing of compounds that use our technology may be delayed, scaled back, or otherwise may not occur. In addition, we may be unable to negotiate other collaborative arrangements or, if necessary, modify our existing arrangements on acceptable terms. We cannot control the amount and timing of resources our collaborative partners may devote to our product candidates. Our collaborative partners may separately pursue competing product candidates, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborative efforts, or may decide, for reasons not known to us, to discontinue development of product candidates under our agreements with them. Any of our collaborative partners may slow or discontinue the development of a product candidate covered by a collaborative arrangement for reasons that can include, but are not limited to:

•               a change in the collaborative partner’s strategic focus as a result of merger, management changes, adverse business events, or other causes;

•               a change in the priority of the product candidate relative to other programs in the collaborator’s pipeline;

•               a reassessment of the patent situation related to the compound or its target;

•               a change in the anticipated competition for the product candidate;

•               preclinical studies and clinical trial results; and

•               a reduction in the financial resources the collaborator can or is willing to apply to the development of new compounds.

Even if our collaborative partners continue their collaborative arrangements with us, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Also, our collaborative partners may fail to perform their obligations under the collaborative agreements or may be slow in performing their obligations. Our collaborative partners can terminate our collaborative agreements under certain conditions. The decision to advance a product that is covered by a collaborative agreement through clinical trials and ultimately to commercialization is in the discretion of our collaborative partners. If any collaborative partner were to terminate or breach our agreements, fail to complete its obligations to us in a timely manner, or decide to discontinue its development of a product candidate, our anticipated revenue from the agreement and from the development and commercialization of our products would be severely limited. If we are not able to establish additional collaborations or any or all of our existing collaborations are terminated and we are not able to enter into alternative collaborations on acceptable terms, or at all, our continued development, manufacture and commercialization of our product candidates could be delayed or scaled back as we may not have the funds or capability to continue these activities. If our collaborators fail to successfully develop and commercialize TAP compounds, our business would be severely harmed.

We depend on a small number of collaborators for a substantial portion of our revenue. The loss of, or a material reduction in activity by, any one of these collaborators could result in a substantial decline in our revenue.

We have and will continue to have collaborations with a limited number of companies. As a result, our financial performance depends on the efforts and overall success of these companies. Also, the failure of any one of our collaborative partners to perform its obligations under its agreement with us, including making any royalty, milestone or other payments to us, could have a material adverse effect on our financial condition. Further, any material reduction by any one of our collaborative partners in its level of commitment of resources, funding, personnel, and interest in continued development under its agreement with us could have a material adverse effect on our financial condition. In July 2003, we entered into a discovery, development and commercialization collaboration with sanofi-aventis that entitles us to receive committed research funding. From inception through March 31, 2008, we have recorded $76.6 million of research and development support revenue under this agreement. As of March 31, 2008, we have $4.3 million of committed research funding remaining under this arrangement, which is all expected to be received in 2008. At this time, there are no other current agreements that entitle us to committed research funding. As a result, we expect our research and development revenue to decline in future years. Also, if consolidation trends in the healthcare industry continue, the number of our potential collaborators could decrease, which could have an adverse impact on our development efforts. If a present or future collaborator of ours were to be involved in a business combination, its continued pursuit and emphasis on our product development program could be delayed, diminished or terminated.

If our collaborative partners’ requirements for clinical materials to be manufactured by us are significantly lower than we have estimated, our financial results and condition could be adversely affected.

We procure certain components of finished conjugate, including ansamitocin P3, DM1, DM4, and linkers, on behalf of our collaborators. In order to meet our commitments to our collaborative partners, we are required to enter into agreements with third parties to produce these components well in advance of our production of clinical materials on behalf of our collaborative partners. If our collaborative partners do not require as much clinical material as we have contracted to produce, we may not be able to recover our investment in these components and we may suffer significant losses.

In addition, we operate a conjugate manufacturing facility. A portion of the cost of operating this facility, including the cost of manufacturing personnel, is charged to the cost of producing clinical materials on behalf of our collaborative partners based on the number of batches produced for our collaborators. If we produce fewer batches of clinical materials for our collaborators, a smaller amount of the cost of operating the conjugate manufacturing facility will be charged to our collaborative partners and our financial condition could be adversely affected.

If our antibody requirements for clinical materials to be manufactured are significantly higher than we estimated, the inability to procure additional antibody in a timely manner could impair our ability to initiate or advance our clinical trials.

We rely on third-party suppliers to manufacture antibodies used in our own proprietary product candidates. Due to the specific nature of the antibody, there is significant lead time required by these suppliers to provide us with the needed materials. If our antibody requirements for clinical materials to be manufactured are significantly higher than we estimated, we may not be able to readily procure additional antibody which would impair our ability to advance our clinical trials currently in process or initiate additional trials. For example, enrollment of new patients into all clinical trials of IMGN901 was suspended in late 2006 due to insufficient supply of IMGN901. Additional material has since been produced. Study 003 began re-enrolling new patients in March 2007. Study 001 was reopened for new patient enrollment in late 2007, and patient enrollment in Study 002 resumed in the first quarter of 2008 in both the United States and the United Kingdom. We believe we have resolved these supply issues and that we have sufficient supply of IMGN901 to complete these three trials on a timely basis. There can be no assurance that we will not have future supply problems that could stop or delay our clinical trials or otherwise could have a material adverse effect on our business.

We currently rely on one third-party manufacturer with commercial production experience to produce our cell-killing agents, DM1 and DM4.

We rely on third-party suppliers to manufacture materials used to make TAP compounds. Our cell-killing agents DM1 and DM4 – collectively DMx – are manufactured from a precursor, ansamitocin P3. As part of preparing to produce TAP compounds for later-stage clinical trials and commercialization, we have transitioned from our original supplier of ansamitocin P3, as well as our single supplier that converts ansamitocin P3 to DMx, to one larger company with more commercial production experience. Any delay or interruption in our supply of DMx could lead to a delay or interruption in our manufacturing operations and preclinical studies and clinical trials of our product candidates and our collaborators’ product candidates, which could negatively affect our business.

We may be unable to establish the manufacturing capabilities necessary to develop and commercialize our and our collaborative partners’ potential products.

Currently, we have only one conjugate manufacturing facility that we use to manufacture conjugated compounds for us and our collaborative partners for preclinical studies and early-stage clinical testing. While partners of ours have established separate manufacturing capacity, we do not currently have the manufacturing capacity needed to make our product candidates for commercial sale. In addition, our manufacturing capacity may be insufficient to complete all clinical trials contemplated by us and our collaborative partners over time. We intend to rely in part on third-party contract manufacturers to produce sufficiently large quantities of drug materials that are and will be needed for clinical trials and commercialization of our potential products. We are currently in the process of developing our relationships with third-party manufacturers that we believe will be necessary to continue the development of our product candidates. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity or quality of materials. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical trials may be delayed, thereby delaying the submission of product candidates for regulatory approval and the market introduction and subsequent commercialization of our potential products. Any such delays may lower our revenues and potential profitability.

In addition to the outsourcing of manufacturing, we may develop our manufacturing capacity in part by expanding our current facilities. This activity would require substantial additional funds and we would need to hire and train significant numbers of employees to staff these facilities. We may not be able to develop manufacturing facilities that are sufficient to produce drug materials for later-stage clinical trials or commercial use. We and any third-party manufacturers that we may use must continually adhere to cGMP regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA will not grant approval to our product candidates. In complying with these regulations and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort on production, record-keeping and quality control to assure that our potential products meet applicable specifications and other requirements. If we or any third-party manufacturer with whom we may contract fail to maintain regulatory compliance, we or the third party may be subject to fines and/or manufacturing operations may be suspended.

We have only one conjugate manufacturing facility and any prolonged and significant disruption at that facility could impair our ability to manufacture our and our collaborative partners’ product candidates for clinical testing.

Currently, we are contractually obligated to manufacture Phase I and non-pivotal Phase II clinical products for companies licensing our TAP technology. We manufacture this material, as well as material for our own product candidates, in our conjugate manufacturing facility. We only have one such manufacturing facility in which we can manufacture clinical products. Our current manufacturing facility contains highly specialized equipment and utilizes complicated production processes developed over a number of years that would be difficult, time-consuming and costly to duplicate. Any prolonged disruption in the operations of our manufacturing facility would have a significant negative impact on our ability to manufacture products for clinical testing on our own and would cause us to seek additional third-party manufacturing contracts, thereby increasing our development costs. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available or any losses may be excluded under our insurance policies. Certain events, such as natural disasters, fire, political disturbances, sabotage or business accidents, which could impact our current or future facilities, could have a significant negative impact on our operations by disrupting our product development efforts until such time as we are able to repair our facility or put in place third-party contract manufacturers to assume this manufacturing role.

Unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives applicable to our product candidates could limit our potential product revenue.

Antibody-based anticancer products are often much more costly to produce than traditional chemotherapeutics and tend to have significantly higher prices. Factors that help justify the price include the high mortality associated with many types of cancer and the need for more and better treatment options.

Regulations governing drug pricing and reimbursement vary widely from country to country. Some countries require approval of the sales price of a drug before it can be marketed. Some countries restrict the physicians that can authorize the use of more expensive medications. Some countries establish treatment guidelines to help limit the use of more expensive therapeutics and the pool of patients that receive them. In some countries, including the United States, third-party payers frequently seek discounts from list prices and are increasingly challenging the prices charged for medical products. Because our product candidates are in the development stage, we do not know the level of reimbursement, if any, we will receive for any products that we are able to successfully develop. If the reimbursement for any of our product candidates is inadequate in light of our development and other costs, our ability to achieve profitability would be affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed and adopted in recent years. For example, the U.S. Congress enacted a limited prescription drug benefit for Medicare recipients as part of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. While the program established by this statute may increase demand for any products that we are able to successfully develop, if we participate in this program, our prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than prices we might otherwise obtain. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries. In addition, ongoing initiatives in the United States have and will continue to increase pressure on drug pricing. The announcement or adoption of any such initiative could have an adverse effect on potential revenues from any product candidate that we may successfully develop.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize our potential products.

We currently have no direct sales or marketing capabilities. We anticipate relying on third parties to market and sell most of our primary product candidates. If we decide to market our potential products through a direct sales force, we would need either to hire a sales force with expertise in pharmaceutical sales or to contract with a third party to provide a sales force which meets our needs. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for our potential products and be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the revenues we derive from these potential products, and these third parties may fail to commercialize our compounds successfully.

If our product candidates or those of our collaborative partners do not gain market acceptance, our business will suffer.

Even if clinical trials demonstrate the safety and efficacy of our and our collaborative partners’ product candidates and the necessary regulatory approvals are obtained, our and our collaborative partners’ product candidates may not gain market acceptance among physicians, patients, healthcare payors and other members of the medical community. The degree of market acceptance of any product candidates that we or our collaborative partners develop will depend on a number of factors, including:

•      their degree of clinical efficacy and safety;

•      their advantage over alternative treatment methods;

•      our/the marketer’s and our collaborative partners’ ability to gain acceptable reimbursement and the reimbursement policies of government and third-party payors; and

•      the quality of the distribution capabilities for product candidates, both ours and our collaborative partners.

Physicians may not prescribe any of our future products until such time as clinical data or other factors demonstrate the safety and efficacy of those products as compared to conventional drug and other treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain conditions, and whether the physicians are already using competing products that satisfy their treatment objectives. Physicians, patients, third-party payors and the medical community may not accept and use any product candidates that we, or our collaborative partners, develop. If our products do not achieve significant market acceptance and use, we will not be able to recover the significant investment we have made in developing such products and our business will be severely harmed.

We may be unable to compete successfully.

The markets in which we compete are well established and intensely competitive. We may be unable to compete successfully against our current and future competitors. Our failure to compete successfully may result in pricing reductions, reduced gross margins and failure to achieve market acceptance for our potential products. Our competitors include research institutions, pharmaceutical companies and biotechnology companies, such as Wyeth and Seattle Genetics, Inc. Many of these organizations have substantially more experience and more capital, research and development, regulatory, manufacturing, sales, marketing, human and other resources than we do. As a result, they may:

•      develop products that are safer or more effective than our product candidates;

•      obtain FDA and other regulatory approvals or reach the market with their products more rapidly than we can, reducing the potential sales of our product candidates;

•      devote greater resources to market or sell their products;

•      adapt more quickly to new technologies and scientific advances;

•      initiate or withstand substantial price competition more successfully than we can;

•      have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•      more effectively negotiate third-party licensing and collaboration arrangements; and

•      take advantage of acquisition or other opportunities more readily than we can.

A number of pharmaceutical and biotechnology companies are currently developing products targeting the same types of cancer that we target, and some of our competitors’ products have entered clinical trials or already are commercially available. In addition, our product candidates, if approved and commercialized, will compete against well-established, existing, therapeutic products that are currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for relationships with academic and research institutions, and for licenses to proprietary technology. In addition, we anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding antibody-based therapeutics for cancer continue to accelerate. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

If we are unable to protect our intellectual property rights adequately, the value of our technology and our product candidates could be diminished.

Our success depends in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving, is surrounded by a great deal of uncertainty and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, our pending patent applications may not result in issued patents. Although we own several patents, the issuance of a patent is not conclusive as to its validity or enforceability. Through litigation, a third party may challenge the validity or enforceability of a patent after its issuance.

Also, patents and applications owned or licensed by us may become the subject of interference proceedings before the U.S. Patent and Trademark Office or a patent office in a foreign jurisdiction to determine priority of invention that could result in substantial cost to us. An adverse decision in an interference proceeding may result in our loss of rights under a patent or patent application. It is unclear how much protection, if any, will be given to our patents if we attempt to enforce them or if they are challenged in court or in other proceedings. A competitor may successfully invalidate our patents or a challenge could result in limitations of the patents’ coverage. In addition, the cost of litigation or interference proceedings to uphold the validity of patents can be substantial. If we are unsuccessful in these proceedings, third parties may be able to use our patented technology without paying us licensing fees or royalties. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In an infringement proceeding, a court may decide that a patent of ours is not valid. Even if the validity of our patents were upheld, a court may refuse to stop the other party from using the technology at issue on the ground that its activities are not covered by our patents. Policing unauthorized use of our intellectual property is difficult, and we may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

In addition to our patent rights, we also rely on unpatented technology, trade secrets, know-how and confidential information. Third parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets, know-how and confidential information. We require each of our employees, consultants and corporate partners to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. Further, we require that all employees enter into assignment of invention agreements as a condition of employment. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Any inability to license from third parties their proprietary technologies or processes which we use in connection with the development and manufacture of our product candidates may impair our business.

Other companies, universities and research institutions have or may obtain patents that could limit our ability to use, manufacture, market or sell our product candidates or impair our competitive position. As a result, we would have to obtain licenses from other parties before we could continue using, manufacturing, marketing or selling our potential products. Any necessary licenses may not be available on commercially acceptable terms, if at all. If we do not obtain required licenses, we may not be able to market our potential products at all or we may encounter significant delays in product development while we redesign products or methods that are found to infringe on the patents held by others.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights held by third parties and we may be unable to protect our rights to, or commercialize, our product candidates.

Patent litigation is very common in the biotechnology and pharmaceutical industries. Third parties may assert patent or other intellectual property infringement claims against us with respect to our technologies, products or other matters. From time to time, we have received correspondence from third parties alleging that we infringe their intellectual property rights. Any claims that might be brought against us alleging infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, any litigation would be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that incorporate the challenged intellectual property unless we enter into royalty or license agreements. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. In addition, we sometimes undertake research and development with respect to potential products even when we are aware of third-party patents that may be relevant to our potential products, on the basis that such patents may be challenged or licensed by us. If our subsequent challenge to such patents were not to prevail, we may not be able to commercialize our potential products after having already incurred significant expenditures unless we are able to license the intellectual property on commercially reasonable terms. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Even if we were able to obtain licenses to such technology, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations, which could severely harm our business.

We use hazardous materials in our business, and any claims relating to improper handling, storage or disposal of these materials could harm our business.

Our research and development and manufacturing activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages, and any liability could exceed our resources. We may be required to incur significant costs to comply with these laws in the future. Failure to comply with these laws could result in fines and the revocation of permits, which could prevent us from conducting our business.

We face product liability risks and may not be able to obtain adequate insurance.

While we secure waivers from all participants in our clinical trials, the use of our product candidates during testing or after approval entails an inherent risk of adverse effects, which could expose us to product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

•               decreased demand for our product;

•               injury to our reputation and significant negative media attention;

•               withdrawal of clinical trial volunteers;

•               costs of litigation;

•               distraction of management; and

•               substantial monetary awards to plaintiffs.

We may not have sufficient resources to satisfy any liability resulting from these claims. We currently have $5 million of product liability insurance for products which are in clinical testing. This coverage may not be adequate in scope to protect us in the event of a successful product liability claim. Further, we may not be able to maintain our current insurance or obtain general product liability insurance on reasonable terms and at an acceptable cost if we or our collaborative partners begin commercial production of our proposed product candidates. This insurance, even if we can obtain and maintain it, may not be sufficient to provide us with adequate coverage against potential liabilities.

We depend on our key personnel and we must continue to attract and retain key employees and consultants.

We depend on our key scientific and management personnel. Our ability to pursue the development of our current and future product candidates depends largely on retaining the services of our existing personnel and hiring additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Failure to retain our existing key management and scientific personnel or to attract additional highly qualified personnel could delay the development of our product candidates and harm our business.

If we are unable to obtain additional funding when needed, we may have to delay or scale back some of our programs or grant rights to third parties to develop and market our product candidates.

We will continue to expend substantial resources developing new and existing product candidates, including costs associated with research and development, acquiring new technologies, conducting preclinical studies and clinical trials, obtaining regulatory approvals and manufacturing products as well as providing certain support to our collaborators in the development of their products. We believe that our current working capital and future payments, if any, from our collaboration arrangements, including committed research funding that we expect to receive from sanofi-aventis pursuant to the terms of our collaboration agreement, will be sufficient to meet our current and projected operating and capital requirements for at least the balance of fiscal 2008 and at least a significant portion of the following fiscal year. However, we may need additional financing sooner due to a number of factors including:

•      if either we or any of our collaborators incur higher than expected costs or experience slower than expected progress in developing product candidates and obtaining regulatory approvals;

•      lower revenues than expected under our collaboration agreements; or

•      acquisition of technologies and other business opportunities that require financial commitments.

Additional funding may not be available to us on favorable terms, or at all. We may raise additional funds through public or private financings, collaborative arrangements or other arrangements. Debt financing, if available, may involve covenants that could restrict our business activities. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, scale back or eliminate expenditures for some of our development programs or grant rights to develop and market product candidates that we would otherwise prefer to internally develop and market. If we are required to grant such rights, the ultimate value of these product candidates to us may be reduced.

Our stock price can fluctuate significantly and results announced by us and our collaborators can cause our stock price to decline.

Our stock price can fluctuate significantly due to business developments announced by us and by our collaborators, as a result of market trends and as a result of our low stock price and daily trading volume. The business developments that could impact our stock price include disclosures related to clinical findings with compounds that make use of our TAP technology, new collaborations, and clinical advancement or discontinuation of product candidates that make use of our TAP technology. Our stock price can also fluctuate significantly with the level of overall investment interest in small-cap biotechnology stocks.

Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenue is unpredictable and may fluctuate due to the timing of non-recurring licensing fees, decisions of our collaborative partners with respect to our agreements with them, reimbursement for manufacturing services, the achievement of milestones and our receipt of the related milestone payments under new and existing licensing and collaboration agreements. Revenue historically recognized under our prior collaboration agreements may not be an indicator of revenue from any future collaborations. In addition, our expenses are unpredictable and may fluctuate from quarter to quarter due to the timing of expenses, which may include obligations to manufacture or supply product or payments owed by us under licensing or collaboration agreements. It is possible that our quarterly and/or annual operating results will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline. We believe that quarter-to-quarter and year-to-year comparisons of our operating results are not good indicators of our future performance and should not be relied upon to predict the future performance of our stock price.

We do not intend to pay cash dividends on our common stock.

We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. Therefore, shareholders will have to rely on appreciation in our stock price, if any, in order to achieve a gain on an investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the Securities and Exchange Commission, or the SEC, that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements in this prospectus include, but are not limited to:

•      successfully managing the relationships with collaborative partners;

•      the uncertainty as to whether our TAP compounds or those of our collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; and

•      statements regarding the timing, design, results and other information regarding the clinical trials of our and our collaborators’ product candidates.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by our forward-looking statements. These known and unknown risks, uncertainties and other factors are described in detail in the “Risk Factors” section and in other sections of this prospectus and our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling shareholder.

SELLING SHAREHOLDER

On June 20, 2008 we sold $25,000,000 worth of our common stock in a registered direct offering to Ziff. This prospectus relates to the resale from time to time of up to a total of 7,812,500 shares of common stock by the selling shareholder.

Pursuant to the terms of the Registration Rights Agreement, we filed a Registration Statement on Form S-3, of which this prospectus constitutes a part, in order to permit the selling shareholder, including its transferees who are affiliates, pledgees, assignees and successors-in-interest, to resell to the public any or all of the shares of our common stock issued in connection with the registered direct offering, or any interests therein. When we refer to the “selling shareholder” in this prospectus, we mean the entity listed in the table below, as well as its transferees, pledgees or donees or its respective successors.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling shareholder as of July 10, 2008 and the number of shares being offered hereby by the selling shareholder. The information is based in part on information provided by or on behalf of the selling shareholder. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the

Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes voting or investment power with respect to shares, as well as any shares as to which the selling shareholder has the right to acquire beneficial ownership within sixty (60) days after July 10, 2008 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, the selling shareholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling shareholder. We will not receive any of the proceeds from the sale of our common stock by the selling shareholder.

The actual number of shares of common stock that may be sold by the selling shareholder will be determined by the selling shareholder. Because the selling shareholder may sell all, some or none of the shares of common stock which it holds, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholder after completion of the sales. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that the selling shareholder will sell all of its shares of common stock covered by this prospectus.

	SHARES					SHARES
	BENEFICALLY					BENEFICALLY
	OWNED BEFORE			SHARES		OWNED AFTER
	OFFERING			BEING		OFFERING
SELLING SHAREHOLDER	NUMBER		PERCENT(1)	OFFERED		NUMBER	PERCENT

Ziff Asset Management, L.P.	7,812,500	(2)	15.39%	7,812,500	(2)	0	0%

(1)           The percentage of shares beneficially owned prior to the offering is based on 50,778,020 shares of our common stock issued and outstanding as of June 20, 2008.

(2)           Philip B. Korsant, a natural person, shares the power to vote and dispose of the securities owned by Ziff Asset Management, L.P. with PBK Holdings, Inc. and ZBI Equities, L.L.C.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholder. The selling shareholder and any of its transferees who are affiliates, or any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock or any interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at fixed or negotiated prices, or varying prices determined at the time of sale. The shares of common stock may be sold by the selling shareholder directly to one or more purchasers, through agents designated from time to time or to or through one or more underwriters or broker-dealers designated from time to time. In the event the shares of common stock are publicly offered through broker-dealers or agents, the selling shareholder may enter into agreements with respect thereto. The selling shareholder may also transfer, devise or gift these shares by other means not described in this prospectus. The selling shareholder may also use any one or more of the following methods when selling shares:

•      on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale or in private transactions;

•      in the over-the-counter market;

•      in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales;

•      broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•      through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•      a combination of any such methods of sale; or

•      any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus, provided it meets the criteria and conforms to the requirements of such Rule.

In connection with the sale of the common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented to reflect such transaction). The selling shareholder may also engage in short sales against the box, puts and calls, loans or pledges and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Discounts, commissions and similar selling expenses, if any, will be borne by the selling shareholder.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it, and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder may also transfer shares of common stock in other circumstances, in which case, upon notification of such transfer, we will file, to the extent required, a supplement to this prospectus disclosing all required information and the transferees, pledgees, assignees and successors-in-interest will be the selling beneficial owner for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq. The Company has informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

The selling shareholder has advised us that, as of the date of this prospectus, it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder. However, the selling shareholder may enter into agreements, understandings or arrangements with underwriters or broker-dealers regarding the sale of its securities and upon notification by the selling shareholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing all required information. In addition, upon notification by the selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

The aggregate proceeds to the selling shareholder from the sale of the common stock offered by the selling shareholder will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We will pay all fees and expenses incident to the registration of the shares, including up to $25,000 of the fees and disbursements of counsel to the selling shareholder.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier to occur of (x) such time as all of the shares covered by this prospectus have been disposed of pursuant to the registration statement  or pursuant to Rule 144 under the Securities Act, or (y) following any sale (other than pursuant to the registration statement or Rule 144) of such shares by the selling shareholder to any person (other than an affiliate of the selling shareholder) who, after giving effect to such sale, owns less than 10% of our outstanding shares of common stock, at such time as such person is able to sell all of his or its shares pursuant to Rule 144(b)(1).

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of ImmunoGen, Inc. appearing in ImmunoGen, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule appearing therein), and the effectiveness of ImmunoGen, Inc.’s internal control over financial reporting as of June 30, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http: //www.sec.gov. Our common stock is listed on the Nasdaq Global Market, and you can read and inspect our filings at the offices of the Financial Industry Reporting Authority located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a web site at www.immunogen.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following documents (unless otherwise noted, the SEC file number for each of the documents listed below is 000-17999):

•      our Annual Report on Form 10-K, for the fiscal year ended June 30, 2007, filed with the SEC on August 30, 2007;

•      our Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2007, filed with the SEC on November 7, 2007;

•      our Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 2007, filed with the SEC on February 7, 2008;

•      our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2008, filed with the SEC on May 9, 2008;

•      our Current Report on Form 8-K filed with the SEC on July 26, 2007;

•      our two Current Reports on Form 8-K filed with the SEC on July 31, 2007;

•      our Current Report on Form 8-K filed with the SEC on August 1, 2007;

•      our Current Report on Form 8-K filed with the SEC on October 17, 2007;

•      our Current Report on Form 8-K filed with the SEC on October 25, 2007;

•      our Current Report on Form 8-K filed with the SEC on November 19, 2007;

•      our Current Report on Form 8-K filed with the SEC on June 9, 2008;

•      our Current Report on Form 8-K filed with the SEC on June 23, 2008;

•      our Current Report on Form 8-K filed with the SEC on July 15, 2008;

•      the description of our capital stock contained in our registration statement on Form 8-A, filed on September 25, 1989, as amended by Amendment No. 1 thereto, filed on November 15, 1989, under the Securities Exchange Act of 1934, as amended, including amendments or reports filed for the purpose of updating such description;

•      the portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on October 5, 2007; and

•      all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein).  Requests, whether written or oral, for such copies should be directed to ImmunoGen, Inc., Attention: Investor Relations, 830 Winter Street, Waltham, Massachusetts 02451, (781) 895-0600.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$1,379
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	7,000
Miscellaneous	0
Total	$58,379

Item 15.   Indemnification of Directors and Officers.

Subdivision E of Part 8 of the Massachusetts Business Corporation Act, or the MBCA, authorizes the provisions, described below, contained in our Restated Articles of Organization and By-laws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Article 6(d) of our Restated Articles of Organization also provides that the liability of our directors shall be limited to the fullest extent permitted by the MBCA and Section 6.6 of our By-Laws provides as follows:

“Section 6.6 Indemnification of Officers, Directors and Members of Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director or member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms “officer,” “Director,” and “member of the Scientific Advisory Board” include their respective heirs, executors, and administrators.”

We also carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.   Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.   Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on July 24, 2008.

IMMUNOGEN, INC.

By:	/s/ Mitchel Sayare
Name: Mitchel Sayare
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ImmunoGen, Inc., hereby severally constitute and appoint Mitchel Sayare and Daniel M. Junius, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Mitchel Sayare	Chairman, President and Chief Executive Officer
Mitchel Sayare	(principal executive officer)	July 24, 2008

/s/ Daniel M. Junius	Executive Vice President and Chief Financial Officer
Daniel M. Junius	(principal financial and accounting officer)	July 24, 2008

/s/ David W. Carter
David W. Carter	Director	July 24, 2008

/s/ Stephen C. McCluski
Stephen C. McCluski	Director	July 24, 2008

/s/ Nicole Onetto
Nicole Onetto	Director	July 24, 2008

/s/ Mark Skaletsky
Mark Skaletsky	Director	July 24, 2008

/s/ Joseph J. Villafranca
Joseph J. Villafranca	Director	July 24, 2008

/s/ Richard J. Wallace
Richard J. Wallace	Director	July 24, 2008

EXHIBIT INDEX

Exhibit Number	Description

4.1

Restated Articles of Organization (previously filed with the Commission as Exhibit 3.1 to, and incorporated herein by reference from, the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 1996 (Commission File No.: 000-17999)).

4.2

Articles of Amendment to Restated Articles of Organization (previously filed with the Commission as Exhibit 3.1 to, and incorporated herein by reference from, the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001 (Commission File No.: 000-17999)).

4.3

Amended and Restated By-Laws (previously filed with the Commission as Exhibit 3.1 to, and incorporated herein by reference from, the Registrant’s current report on Form 8-K filed on April 6, 2007 (Commission File No.: 000-17999)).

4.4	Article 4 of the Restated Articles of Organization, as amended (see exhibits 4.1 and 4.2 above).

4.5

Form of Common Stock Certificate (previously filed with the Commission as Exhibit 4.2 to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-1, as amended, filed on November 15, 1989 (Registration No.: 333-31219).

4.6

Securities Purchase Agreement dated as of June 20, 2008 by and between ImmunoGen, Inc. and Ziff Asset Management, L.P. (previously filed with the Commission as Exhibit 10.1 to, and incorporated herein by reference from, the Registrant’s current report on Form 8-K filed on June 23, 2008 (Commission File No.: 000-17999)).

4.7

Registration Rights Agreement dated as of June 20, 2008 by and between ImmunoGen, Inc. and Ziff Asset Management, L.P. (previously filed with the Commission as Exhibit 10.2 to, and incorporated herein by reference from, the Registrant’s current report on Form 8-K filed on June 23, 2008 (Commission File No.: 000-17999)).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the shares of common stock being registered.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

*              Filed herewith